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                                                                    EXHIBIT 4.1

                         FABRI-CENTERS OF AMERICA, INC.
                           1988 STOCK OPTION PLAN FOR
                             NON-EMPLOYEE DIRECTORS

                  Effective:   September 7, 1988
                  Amended: April 8, 1991
                  Amended: November 18, 1991

                  1. PURPOSE. This 1988 Stock Option Plan for Non-Employee Directors (the "Plan") is designed to enable Fabri-
Centers of America, Inc. (the "Company"), through the grant of options, to attract and retain highly qualified non-employee directors and to provide additional incentive to those directors through increased stock ownership.

                  2. ADMINISTRATION. The Plan shall be administered by a committee consisting of not less than three directors of the Company (the "Committee"), to be appointed by, and to serve during the pleasure of, the Board of Directors of the Company. No non-employee director may be appointed or serve as a member of the Committee. Subject to the terms of the Plan, the Committee shall have full power and authority to interpret the provisions and supervise the administration of the Plan. All decisions by the Committee pursuant to the provisions of the Plan shall be final.

                  3. PARTICIPATION IN THE PLAN. Each director of the Company who is not an employee of the Company or any of its subsidiaries shall be a participant in the Plan. Each such director at the time of the adoption of the Plan by the Board of Directors was granted an option to purchase 15,000 shares of the

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Company's Common Stock (as that number has been adjusted to reflect the 3-for-2 stock split effected in January 1991).

                  Each newly elected non-employee director of the Company shall automatically be granted, on the date of his election to the Board of Directors, an option to purchase 15,000 shares of the Company's Common Stock at the option price-set forth in Section 5.

                  Each continuing non-employee director of the Company shall automatically be granted, upon completion of five continuous Years (as defined herein) of service as a non-employee director, an option to purchase 10,000 shares of the Company's Common Stock at the option price set forth in Section 5. For purposes of this paragraph a Year shall be the period beginning on the date of each Annual Meeting of Shareholders held on or after June 5, 1989 and ending on the date of the next succeeding Annual Meeting of Shareholders; provided, however, that the last such period shall constitute a Year of Service only if the director is re-elected, if his term is expired, at the Annual Meeting of Shareholders held on the last day of such period.

                  The number of shares to be granted to each non-employee director and the timing of the grants set forth in this Section 3, and the option price set forth in Section 5, shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

                  4. SHARES SUBJECT TO THE PLAN. The shares subject to the Plan shall be shares of the Company's Common Stock, without

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par value, and may be authorized but unissued shares or treasury shares. The total number of shares that may be delivered upon the exercise of all options granted under the Plan may not exceed 150,000,* subject, however, to adjustment as provided in Section 11.

                  5. OPTION PRICE. The option price shall be 100% of the fair market value of the shares on the date the option is granted. In no event may previously unissued shares be issued at a price less than that permitted by the Ohio General Corporation Law. For purposes of this Plan, the "fair market value" of shares on any date shall be the mean between the high and low sale prices of the shares as reported for New York Stock Exchange-Composite Transactions on that date or, if no shares are traded on that date, the next preceding date on which trading occurred. In the event that the shares cease to be traded on the New York Stock Exchange, the "fair market value" of the shares shall be determined in the manner prescribed by the Committee.

                  6. EXERCISE OF OPTIONS. Except as otherwise provided in
Section 7, an option may be exercised only while the optionee remains a director of the Company. No option granted under the Plan may be exercised prior to the completion of one year of continuous service as director of the Company after the date of grant, unless an option is accelerated as provided in this section, nor, under any circumstances, later than the expiration date of the option. Options granted under the Plan shall become exercisable in increments of one-fourth of the total shares

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*        Reflects 3-for-2 stock split effected in Jan. 1991.

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subject to the option upon completion of each of four successive one-year periods of continuous service after the date of grant. If a one-fourth installment of the number of shares subject to the option would otherwise include a fraction of a share, that installment (unless it is the last installment) shall be rounded up to the next larger number of full shares. Each option shall terminate on the date that is ten years following the date of grant.

                  In the event of a proposed merger or consolidation of the Company into or with another corporation or a proposed sale of all or a substantial part of the Company's assets and provision is not made pursuant to the terms of such transaction for the assumption by the surviving, resulting or acquiring corporation of outstanding options under the Plan, or for the substitution of new options therefor, or in the event of a tender of exchange offer for more than 25% of the Company's outstanding shares, or another transaction or series of transactions that the Board determines is likely to result in a change in control of the Company, the Board may accelerate the date on which any outstanding option or any portion of an outstanding option becomes exercisable. The Board shall give the optionee written notice of such acceleration and the reasons therefor. The optionee may, but not more than 10 days prior to the effective date of the proposed transaction, exercise the option to purchase any or all shares then subject to the option. Any such exercise shall be conditioned upon the consummation of the transaction, and shall become effective immediately prior to the consummation

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date. If the transaction is consummated, each option, to the extent not previously exercised prior to the date specified in the foregoing notice, shall terminate on the effective date of such consummation. If the proposed transaction is abandoned, the shares then subject to the option shall continue to be available for purchase in accordance with the other provisions of the Plan and any acceleration of the date on which any outstanding option, or part thereof, becomes exercisable shall be rescinded. In addition to the foregoing, the Committee may authorize the purchase of stock options previously granted to any person who, at the time of any such transaction, is a director of the Company for a price equal to the difference between the consideration per share payable pursuant to the terms of the transaction and the option price.

                  In the event of the retirement of a director (including, for purposes of this Plan, a determination not to stand for election for another term after the expiration of his or her present term) after more than ten years of continuous service as a director, the Committee may, following the announcement of the proposed retirement, accelerate the date on which any outstanding option becomes exercisable; provided, however, that no acceleration may be made of any option granted within the prior twelve-month period. The optionee may exercise his or her option only as specified in Section 7 or this
Section 6; provided, however, that the exercise of any option or installment accelerated pursuant to the terms of this paragraph shall be conditioned upon the retirement of the director.

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                  7. EXERCISE OF OPTIONS AFTER TERMINATION OF SERVICE. When an
optionee ceases to be a director of the Company for any reason, that optionee shall continue to have the right to exercise an outstanding option during the three-month period immediately following the date of termination of such service. Options shall be treated as outstanding for this purpose to the extent that any exercisable installment has not been exercised or otherwise terminated prior to the date of termination.

                  8. NOTICE OF GRANT. When a non-employee director is granted an option under the Plan, the Committee shall promptly cause that director to be notified in writing of the nature of the grant and the terms of the option. The date on which the Director is elected or the date of the Annual Meeting of Shareholders shall be considered to be the date on which the option is granted.

                  9. NOTICE OF EXERCISE; PAYMENT FOR SHARES; WITHHOLDING TAX ELECTION. An option shall be considered to be exercised when the optionee notifies the Company in writing of his intention to do so and tenders payment of the option price in full. Unless otherwise determined by the Committee, payment of the option price may be made in cash, by delivery of shares of the Company's Common Stock (taken at their fair market value on the date of exercise, as defined in Section 5), or partly in cash, and partly in shares at the election of the optionee. No optionee shall have the right to vote or to receive dividends on shares purchased upon exercise of an option until he has paid the option price in full.

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                  The Committee may, in its discretion and subject to such rules as the Committee may adopt, likewise permit an optionee to satisfy, in whole or in part, any withholding tax obligation that may arise in connection with the exercise of an option by delivering Common Stock to the Company, or by having the Company retain a portion of the Common Stock subject to the option, with a fair market value of up to the amount of the withholding tax obligation. The fair market value of the Common Stock to be delivered or retained shall be determined as of the date immediately preceding the date on which the amount of the withholding tax obligation is determined.

                  10. ASSIGNABILITY. An option granted under the Plan may not be transferred other than by will or by the laws of descent and distribution and is exercisable during an optionee's lifetime only by him. Each director to whom an option is granted, by accepting the option agrees with the Company that, in the event that the Company merges into or consolidates with another corporation or the Company sells all or a substantial part of its assets, he will consent to the assumption of the option, or accept a new option in substitution therefor, if the Committee or the Board of Directors requests him to do so and the option is not otherwise terminated in accordance with the provisions of Section 6.

                  11. ADJUSTMENTS UPON CHANGES IN SHARES. In the event of any change in the shares subject to the Plan or to any option granted under the Plan by reason of a merger, consolidation, reorganization, recapitalization, stock dividend, stock split,

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exchange of shares, or other change in the corporate structure of the Company, the aggregate number of shares as to which options may thereafter be granted under the Plan, the number of shares subject to each outstanding option, and the option price for shares subject to each outstanding option shall be appropriately adjusted by the Committee; provided, however, that the number of shares automatically granted to newly elected non-employee directors (15,000) and to non-employee directors upon completion of five continuous Years of service (10,000), as set forth in Section 3, shall not be adjusted by reason of any of the foregoing events.

                  12. PURCHASE FOR INVESTMENT. Each director receiving shares upon exercise of an option may be required by the Company to furnish a representation that he is acquiring the shares as an investment and not with a view to distribution if the Company, in its sole discretion, determines that the representation is required to ensure that the resale or other disposition of the shares would not violate the Securities Act of 1933, as amended (the "1933 Act"), or any applicable state securities laws. The Company reserves the right to place any legend or other symbol on certificates for shares delivered pursuant to the Plan, and to issue any stop transfer or similar instructions to the transfer agent, that the Company deems necessary and proper to assure compliance with any such representation.

                  13. COMPLIANCE WITH SECURITIES LAWS. No certificate for shares shall be delivered upon exercise of an option until the Company has taken any action that is required to comply with

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the provisions of the 1933 Act, the Securities Exchange Act of 1934, as amended, and any applicable state securities laws and with the requirements of any exchange on which the Company's Common Stock may, at the time, be listed.

                  14. EFFECTIVE DATE. The Plan was adopted, and the initial grant of options thereunder was made, by the Board of Directors on the date set forth above, and such action shall be submitted to the Company's shareholders for approval at the next annual or special shareholder meeting following that date. Options granted prior to approval of the Plan by shareholders may not be exercised until after the Plan has been so approved. If the shareholders do not approve the Plan on or before September 6, 1989, all options previously granted under the Plan shall terminate.

                  15. DURATION AND TERMINATION OF THE PLAN. The Plan shall remain in effect until September 7, 1998 and shall then terminate, unless terminated at an earlier date by action of the Board of Directors. Except as provided in Section 14, termination of the Plan shall not affect options previously granted.

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